UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  January 26, 2011

TEAM NATION HOLDINGS CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	333-144597	98-0441861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4667 MacArthur Boulevard, Suite 310, Newport Beach, CA 92660
(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  949 514-6267

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 24, 2011, the Board of Directors through Management of the Company, entered into material agreements with four primary officers of the Company for purposes of long term retention of the key personnel of the Company for the expected growth of the Company under its current business plan. In order to secure the retention of these officers the Company granted the four officers, Dennis R. Duffy, CEO and Director, Janis Okerlund, President and Director, Norman J. Francis, EVP and Director, and Daniel J. Duffy, EVP and Director, through their respective management entities, KE Enterprises, Inc., Myriad Ventures, LLC, Vision Management Solutions, LLC, and Onetrack Management, Inc., the amount of 250,000,000 shares of restricted shares of the Company’s common shares to each of these officers under a five year vesting agreement. Under the agreement said shares are issued but shall be held for purposes of vesting under the control of the corporation with vesting occurring at a rate of 1/60th of such shares per month for a period of 60 months, and such shares will be subject to Rule 144 holding regulations when vested. Such shares are entitled to voting rights, but do not fully vest in such ratio except on a monthly basis. Such shares are subject to forfeiture for numerous reasons under a vesting agreement executed by each.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 21, 2011, our Board of Directors and by a vote of the majority of the voting shares of the Corporation,  approved an increase of the authorized shares of the Corporation from one billion shares to two billion shares of common stock. We amended our Articles of Incorporation by the filing of a Certificate of Change with the Nevada Secretary of State.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEAM Nation Holdings Corporation

Date: January 26, 2011	By:	/s/ Janis Okerlund
Janis Okerlund
President, Secretary and Director